EXHIBIT 10

[Form of Special Award Letter Agreement]

October 26, 2009

[Name of Recipient]
Pfizer Inc.
235 East 42nd Street
New York, New York 10017

Subject:  Special Merger & Acquisition Activity Award

Dear [Name of Recipient]:

In recognition of your extraordinary efforts and contributions in connection with the successful completion of the Wyeth acquisition, the Compensation Committee of the Board of Directors has awarded you a Special Merger & Acquisition Activity Award in the amount of $[Amount] (the "Award").

The Award has three components, as follows:

1.         50% of the value of the Award will be paid in cash on October 26, 2009.  You agree to repay this portion of the Award if, prior to October 30, 2010, (a) you voluntarily terminate your employment or (b) your employment is terminated for Cause.  For purposes of this paragraph, "Cause" has the meaning set forth in Pfizer's Executive Severance Plan, as the same may be amended.

2.         25% of the value of the Award will be paid in the form of Restricted Stock Units ("RSUs") granted under our 2004 Stock Plan, as amended and restated (the "Stock Plan"), effective October 30, 2009, based upon the fair market value of Pfizer common stock on that date.

3.         The remaining 25% of  the value of the Award will be paid in the form of Total Shareholder Return Units ("TSRUs") granted under the Stock Plan, effective October 30, 2009, based upon the fair market value of Pfizer common stock on that date, using the Monte Carlo simulation modeling tool.

The terms and conditions of the RSUs and TSRUs granted under the Award will be as set forth in the grant letters and Points of Interest document you will receive concurrent with the grants.

Please confirm your agreement with the repayment obligation set forth in paragraph 1 above by signing a copy of this letter and returning it to Steve Pennacchio.

Sincerely,

I agree with the repayment obligation set forth in paragraph 1 above.

Signature

Name [Please Print]

Date: October 26, 2009